Exhibit 99.1

RH PROVIDES AN UPDATE REGARDING THE PROPOSAL TO REIMAGINE AND RESTORE ONE OCEAN DRIVE MIAMI BEACH

September 26, 2023

CORTE MADERA, Calif.--(BUSINESS WIRE)--RH (NYSE: RH), the leading global design and hospitality brand, provided an update regarding its intention to reimagine and restore One Ocean Drive, Miami Beach and the ongoing RFP process for this iconic public property.

RH Chairman & CEO Gary Friedman has provided the update regarding the Company’s vision for this historic property in a letter to the City of Miami Beach:

To The Honorable Mayor and Commission of the City of Miami Beach,

While disappointed that our proposal was not recommended for selection, we continue to believe One Ocean Drive is one of the most important addresses in the world. Our goal from the beginning of this process was to deliver something that the City and its residents could be proud of, and that would cement Miami Beach’s place as one of the most important global cities for architecture, design, creativity, culture, health, wellness, food and wine.

RH’s proposal included an investment of $150 - $170 million of site improvements, over $50 million of public benefits, a minimum guaranteed rent of $333 million to the City (which was 1.75 times to 2.8 times greater than the other proposals), a $6 million upfront payment (the only true upfront payment not being credited to future rent), annual tax revenues of approximately $1.65 million in year one, and a net positive economic impact of nearly $500 million, offering a truly transformative opportunity for the City of Miami Beach to “do well and do good” for its residents.

We thoroughly enjoyed meeting with many residents of Miami Beach and the South of Fifth neighborhood and appreciate the community’s universal desire for complete transparency in the determination of the destiny of One Ocean Drive.

We continue to believe in our vision for One Ocean Drive, and we hope that the people of Miami Beach will be given a meaningful opportunity to have a voice in defining the future of this irreplaceable public property.

Miami Beach is a world class city, One Ocean Drive is arguably one of the best addresses in the world, and this RFP gives the City of Miami Beach the opportunity to make certain it becomes so.

While this process has certainly seemed rushed, our sense is that due to the ongoing litigation, upcoming elections and the fact that the current operator has 2.5 years left on their lease, the final outcome will remain uncertain for some time.

RH remains willing and ready, if invited, to engage with the residents and City of Miami Beach to refine and improve our proposal, resulting in a reimagination of One Ocean Drive, not only as a “High End Beach Establishment” as the RFP requested, but as a one-of-a-kind iconic beach destination that inspires the local community and enlightens a global audience.

Carpe Diem,

Gary Friedman

Chairman & CEO RH

CC:City Manager

City Attorney

City Clerk

ABOUT RH

RH (NYSE: RH) is a curator of design, taste and style in the luxury lifestyle market. The company offers collections through its retail galleries, source books and online at RH.com, RHContemporary.com, RHModern.com, RHBabyandChild.com, RHTEEN.com, and Waterworks.com

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation, statements regarding the opportunity to make One Ocean Drive, Miami Beach one of the best addresses in the world; our intention to reimagine and restore One Ocean Drive; expectations regarding our vision with respect this historic property; our expectations regarding capital investments, lease terms, payments and contributions with respect to One Ocean Drive; our expectations regarding incremental ad valorem, hotel occupancy, plus food & beverage taxes to the City of Miami Beach over the term of the lease; our estimate of total public benefits from lease payments and taxes; and any statements or assumptions underlying any of the foregoing.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. All discussions of new developments are subject to inherent uncertainty as to timing and the manner in which a new development may ultimately be launched including that certain new concepts may be canceled prior to introduction. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, risks related to our dependence on key personnel and any changes in key personnel; successful implementation of our growth strategy; uncertainties in the current and long-term performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; decisions concerning the allocation of capital including the extent to which we repurchase additional shares of our common stock which will affect shares outstanding and EPS; factors affecting our outstanding indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking including international expansion, our real estate and Gallery development strategy and our expansion into new business areas such as hospitality; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products, risks related to the operations of our vendors, risks related to tariffs and risks related to the impact of COVID on our business; and those other risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s Annual Report on Form 10-K most recently filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. You should not place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date on which we make it. RH expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACTS

PRESS CONTACT

TruthGroup@RH.com

INVESTOR RELATIONS CONTACT

InvestorRelations@RH.com